Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD Ashton Partners
(415) 293-4414

For immediate release

RURAL/METRO ANNOUNCES RESULTS FOR FISCAL 2008 THIRD QUARTER

Highlights:

•	12.9% Net Revenue Growth

•	$13.4 Million EBITDA from Continuing Operations

•	$1.5 Million Net Income/$0.06 Diluted EPS

•	$5.0 Million Unscheduled Principal Payment Made on Senior Bank Debt

•	Company Reiterates Fiscal 2008 Annual Guidance

SCOTTSDALE, Ariz. (May 12, 2008) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announces results of its fiscal 2008 third quarter ended March 31, 2008.

Jack Brucker, President and Chief Executive Officer, said, “Third-quarter results are supported by steady growth in revenue in both our ambulance and fire protection businesses, as well as lower overall operating expenses as a percent of net revenue. We were pleased to achieve a solid 10.7% margin on EBITDA from continuing operations and deliver quarterly earnings of $0.06 per diluted share to our stockholders.”

The Company also announced today that it made a $5.0 million unscheduled principal payment to further reduce the outstanding balance on its senior Term Loan B to $78.0 million. A total of $57.0 million in unscheduled principal payments have been made on the loan since its inception in March 2005 to reduce the principal balance from the original issue of $135.0 million.

“Our continued generation of free cash flow not only supports steady growth in our core business, but also enables us to proactively move forward on our strategic goal to reduce overall debt,” Mr. Brucker said. “Our record of deleveraging activity over the past three years clearly demonstrates our continued commitment to strengthening the Company’s balance sheet.”

The Company reported that its operations building for sale in Scottsdale, Arizona, remains on the market. The Company continues to aggressively market the property, and when sold, 100% of the net proceeds will be used to further pay down the Term Loan B.

“Even though our efforts to sell this building have been affected by the slowdown in the real estate market, we continue to proactively communicate with potential buyers,” Mr. Brucker said. “As a result, we cannot speculate on timing of a sale.”

Results of Operations for the Third Quarter Ended March 31, 2008

Consolidated net revenue for the third quarter increased 12.9% to $125.8 million, compared to $111.4 million for the same period in the prior year. Ambulance services revenue was $107.1 million, or an increase of 12.7%, compared to $95.0 million for the same period of the prior year. Other services revenue, which includes fire services, was $18.7 million, or an increase of 13.9%, compared to $16.4 million for the same period of the prior year. Consolidated net revenue growth for the period was primarily driven by increases in same-service-area ambulance revenue, new revenue from 911 and non-emergency ambulance contracts, ambulance subsidies, fire subscription rates and master fire contract fees.

Payroll and employee benefits expenses for the third quarter were $76.9 million, or 61.1% of net revenue, an increase of $6.0 million when compared to $70.9 million, or 63.6% of net revenue, for the same period of the prior year. The increase was driven primarily by the need for additional ambulance unit hours in the Tennessee market, as well as additional transports from new contracts in the state of Washington and San Diego, California. Also contributing to the increase were general cost-of-living and base wage increases; higher expenses for employee health insurance; and an increase in the management incentive program accrual.

Other operating expenses for the third quarter were $31.4 million, or 24.9% of net revenue, an increase of $1.2 million when compared to $30.2 million, or 27.1% of net revenue, for the same period of the prior year. The increase was primarily due to higher expenses for fuel.

Net income for the third quarter was $1.5 million, or earnings of $0.06 per diluted share, compared to a net loss of $2.8 million, or a loss of $0.11 per diluted share, for the same prior-year period.

Third-quarter Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, from continuing operations was $13.4 million compared to EBITDA from continuing operations of $6.2 million for the same prior-year period.

EBITDA from continuing operations is a key indicator management uses to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three and nine months ended March 31, 2008 and 2007 is included with this press release and the related current report on Form 8-K.

Results of Operations for the Nine Months Ended March 31, 2008

Consolidated net revenue for the nine months ended March 31, 2008 increased 7.3%, to $361.6 million, or an increase of $24.6 million when compared to net revenue of $337.0 million for the same period in the prior year. Ambulance services revenue for the nine-month period was $306.4 million, or an increase of 6.6%, compared to $287.5 million for the same period of the prior year. Other services revenue, which includes fire services, increased 11.7% to $55.2 million, or an increase of $5.8 million compared to $49.4 million for the same period of the prior year. Consolidated net revenue growth for the period was primarily driven by increases in same-service-area ambulance revenue, new revenue from 911 and non-emergency ambulance contracts, ambulance subsidies, fire subscription rates and master fire contract fees.

Payroll and employee benefits expenses for the nine months were $225.3 million, or 62.3% of net revenue, an increase of $13.7 million when compared to $211.6 million, or 62.8% of net revenue, for the same period of the prior year. The increase was driven primarily by the need for additional ambulance unit hours in the Tennessee and California markets, as well as added transports from new contracts in the state of Washington and San Diego, California. Also contributing to the increase were general cost-of-living and base wage increases; higher expenses for employee health insurance; and an increase in the management incentive program accrual.

Other operating expenses for the nine months were $87.8 million, or 24.3% of net revenue, an increase of $8.5 million when compared to $79.3 million, or 23.5% of net revenue, for the same period of the prior year. The increase was primarily due to higher expenses for professional fees, vehicle maintenance, fuel costs, operating supplies and property leases.

Auto and general liability insurance expenses for the nine months were $10.0 million, or 2.8% of net revenue, a decrease of $1.5 million compared to $11.5 million, or 3.4% of net revenue for the same period of the prior year. The decrease is due to a $1.9 million positive actuarial adjustment based on positive claims experience recognized in December 2007 compared to a $0.4 million positive actuarial claims adjustment recognized in December 2006.

Net income for the nine-month period was $2.6 million, or $0.11 per diluted share, compared to a net income of $0.2 million, or $0.01 per diluted share, for the same prior-year period.

EBITDA from continuing operations for the nine months was $39.0 million, an increase of $5.6 million, compared to EBITDA from continuing operations of $33.4 million for the same prior-year period.

Fiscal 2008 Financial Guidance

The Company reiterated its financial guidance for the fiscal year ending June 30, 2008, expecting EBITDA from continuing operations to be in the range of $50.0 million to $55.0 million and capital expenditures to be in the range of $13.0 million to $15.0 million.

Operating Statistics

Quarterly operating statistics continued to trend positively when compared to prior-year performance, as follows:

•	Medical transports increased by 13,985 transports, or 5.2%, due primarily to increasing demand for ambulance services in existing markets, as well as transports generated from new contracts;

•	Average patient charge (APC) increased $22 per transport, due primarily to ongoing efforts to reduce write-offs related to uncompensated care through billing and collections initiatives; and,

•	Days sales outstanding improved by 5 days, which was also related to the Company’s focus on billing and collections initiatives.

On a sequential basis, third-quarter APC of $349 decreased $3 per transport when compared to second-quarter APC of $352. This was due to the Company’s increase in its overall accounts receivable reserve in recognition of a 4.8% rise in emergency transports from the second to third quarters.

Mr. Brucker continued, “We do not view this as an area of concern and believe the APC will return to fiscal 2008 second-quarter levels or better by the fourth quarter ending June 30, 2008.”

	Q3 ‘07 (3/31/07)	Q4 ‘07 (6/30/07)	Q1 ‘08 (9/30/07)	Q2 ‘08 (12/31/07)	Q3 ‘08 (3/31/08)
Medical Transports (1)	271,129	268,430	266,712	267,553	285,114
Average Patient Charge (APC) (2)	$327	$335	$347	$352	$349
Days Sales Outstanding (DSO) (3)	67	65	64	64	62

(1)	Medical transports are defined as emergency and non-emergency patient transports from continuing operations.

(2)	APC is defined as gross medical ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care, divided by medical transports from continuing operations. For the three months ended March 31, 2008 and December 31, 2007, the calculation excludes ($0.2 million) and $1.9 million, respectively, of the effect of the alleged overpayment of Medicare claims in Tennessee.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial (877) 545-1415 (domestic) or (719) 325-4891 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) May 13, 2008. To access the replay, dial 888-203-1112. From international locations, dial (719) 457-0820. The required pass code is 6314823. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 23 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, working capital, cash flow, EBITDA, capital expenditures, payroll expense, repayment of debt, insurance coverage and claim reserves, unexpected governmental investigations, capital needs, operating results and compliance with debt facilities. In addition, the Company may face risks and uncertainties related to the effectiveness of its initiatives to reduce uncompensated care, and its ability to collect its accounts receivable and other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	March 31, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$13,877	$6,181
Accounts receivable, net	82,247	78,313
Inventories	8,381	8,782
Deferred income taxes	20,622	15,836
Prepaid expenses and other	15,301	18,273

Total current assets	140,428	127,385
Property and equipment, net	48,485	45,521
Goodwill	37,700	37,700
Deferred income taxes	53,629	67,309
Insurance deposits	2,085	1,868
Other assets	19,904	20,342

Total assets	$302,231	$300,125

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$18,692	$15,271
Accrued liabilities	57,640	54,153
Deferred revenue	22,037	24,959
Current portion of long-term debt	333	41

Total current liabilities	98,702	94,424
Long-term debt, net of current portion	281,760	280,081
Other liabilities	30,065	24,065

Total liabilities	410,527	398,570

Minority interest	2,500	2,104

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized,
24,822,726 and 24,737,726 shares issued and outstanding at March 31, 2008 and June 30, 2007, respectively	248	247
Additional paid-in capital	154,909	154,777
Treasury stock, 96,246 shares at both March 31, 2008 and June 30, 2007	(1,239)	(1,239)
Accumulated other comprehensive income	106	294
Accumulated deficit	(264,820)	(254,628)

Total stockholders’ deficit	(110,796)	(100,549)

Total liabilities, minority interest and stockholders’ deficit	$302,231	$300,125

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Net revenue	$125,800	$111,444	$361,647	$336,986

Operating expenses:
Payroll and employee benefits	76,871	70,880	225,347	211,585
Depreciation and amortization	3,283	3,007	9,530	8,741
Other operating expenses	31,382	30,180	87,805	79,289
Auto/general liability insurance expense	4,064	3,952	10,008	11,465
(Gain) loss on sale of assets	10	(21)	(1,293)	(13)
(Gain) on property insurance settlement	(70)	—	(70)	—

Total operating expenses	115,540	107,998	331,327	311,067

Operating income	10,260	3,446	30,320	25,919
Interest expense	(7,988)	(7,959)	(23,748)	(23,730)
Interest income	73	153	307	413

Income (loss) from continuing operations before income taxes and minority interest	2,345	(4,360)	6,879	2,602
Income tax (provision) benefit	(936)	1,432	(3,439)	(2,610)
Minority interest	(132)	(284)	(896)	(1,258)

Income (loss) from continuing operations	1,277	(3,212)	2,544	(1,266)
Income from discontinued operations, net of income taxes	192	382	90	1,433

Net income (loss)	$1,469	$(2,830)	$2,634	$167

Income (loss) per share:
Basic -
Income (loss) from continuing operations	$0.05	$(0.13)	$0.10	$(0.05)
Income from discontinued operations	0.01	0.02	0.01	0.06

Net income (loss)	$0.06	$(0.11)	$0.11	$0.01

Diluted -
Income (loss) from continuing operations	$0.05	$(0.13)	$0.10	$(0.05)
Income from discontinued operations	0.01	0.02	0.01	0.06

Net income (loss)	$0.06	$(0.11)	$0.11	$0.01

Average number of common shares outstanding - Basic	24,823	24,632	24,775	24,574

Average number of common shares outstanding - Diluted	24,948	24,632	24,947	24,574

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$2,634	$167
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	9,629	9,119
Non-cash adjustments to insurance claims reserves	(4,466)	(3,200)
Accretion of 12.75% Senior Discount Notes	6,481	5,728
Deferred income taxes	1,949	2,701
Tax benefit from the exercise of stock options	(75)	(202)
Amortization of deferred financing costs	1,510	1,625
Loss (gain) on sale of property and equipment	296	(675)
Earnings of minority shareholder	896	1,258
Stock-based compensation benefit	—	(7)
Proceeds from property insurance settlement	(70)	—
Change in assets and liabilities -
Accounts receivable	(3,934)	207
Inventories	401	178
Prepaid expenses and other	3,213	(560)
Insurance deposits	(217)	1,037
Other assets	(580)	3,328
Accounts payable	1,571	347
Accrued liabilities	5,789	1,126
Deferred revenue	(2,922)	177
Other liabilities	2,373	41

Net cash provided by operating activities	24,478	22,395

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(15,550)
Sales of short-term investments	5,000	21,751
Capital expenditures	(10,545)	(10,780)
Proceeds from the sale of property and equipment	22	748
Proceeds from property insurance settlement	70	—

Net cash used in investing activities	(10,453)	(3,831)

Cash flows from financing activities:
Repayment of debt	(8,905)	(14,029)
Issuance of debt	3,800	—
Cash paid for debt issuance costs	(857)	(666)
Tax benefit from the exercise of stock options	75	202
Issuance of common stock	58	335
Distributions to minority shareholders	(500)	(700)

Net cash used in financing activities	(6,329)	(14,858)

Increase in cash and cash equivalents	7,696	3,706
Cash and cash equivalents, beginning of period	6,181	3,041

Cash and cash equivalents, end of period	$13,877	$6,747

Supplemental disclosure of non-cash operating activities:
Increase in accumulated deficit, other liabilities and decrease in deferred income taxes upon adoption of FIN 48	$12,826	$—
Increase in other current assets and accrued liabilities for general liability insurance claim	—	11,565
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,897	$44
Note payable incurred for software licenses	354	—

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Income (loss) from continuing operations	$1,277	$(3,212)	$2,544	$(1,266)
Add back:
Depreciation and amortization	3,283	3,007	9,530	8,741
Interest expense on borrowings	5,286	5,385	15,757	16,377
Amortization of deferred financing costs	489	618	1,510	1,625
Accretion of 12.75% Senior Discount Notes	2,213	1,956	6,481	5,728
Interest income	(73)	(153)	(307)	(413)
Income tax provision (benefit)	936	(1,432)	3,439	2,610

EBITDA from continuing operations	13,411	6,169	38,954	33,402

Income from discontinued operations	192	382	90	1,433
Add back:
Depreciation and amortization	3	124	99	378
Income tax provision	140	145	60	699

EBITDA from discontinued operations	335	651	249	2,510

Total EBITDA	$13,746	$6,820	$39,203	$35,912